Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated November 12, 2014 (except for Note 20, as to which the date is January 20, 2015), in the Registration Statement (Form S-1/A No. 333-201212) and related Prospectus of Infraredx, Inc. for the registration of 4,600,000 shares of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 26, 2015